Exhibit 99.1

M/I Homes Reports
Fourth Quarter and Year-End Results

Columbus, Ohio (February 2, 2021) - M/I Homes, Inc. (NYSE:MHO) announced results for its fourth quarter and year ended December 31, 2020.

2020 Fourth Quarter Results:
•New contracts increased 27% to a fourth quarter record of 2,128
•Homes delivered increased 17% to 2,242, an all-time quarterly record
•Backlog units increased 64% to 4,389, a fourth quarter record
•Backlog sales value reached $1.8 billion, an all-time quarterly record
•Revenue increased 22% to an all-time quarterly record of $906 million
•Pre-tax income increased 99% to $101.9 million, an all-time quarterly record
•Net income increased 92% to $80.1 million ($2.71 per diluted share)
compared to $41.8 million ($1.44 per diluted share) in 2019

2020 Full Year Results:
•Record new contracts of 9,427, an increase of 39%
•Record homes delivered of 7,709, a 22% increase
•Record revenue of $3.0 billion, an increase of 22%
•Record pre-tax income of $310.0 million, an 87% increase compared to $166.0 million in 2019
•Net income increased 88% to $239.9 million ($8.23 per diluted share) compared to $127.6 million in 2019 ($4.48 per diluted share)
•Shareholders’ equity reached an all-time record of $1.3 billion, a 25% increase from a year ago, with book value per share of $44
•Return on equity of 22%
•Homebuilding debt to capital ratio of 34% compared to 38% at December 31, 2019

For the fourth quarter of 2020, the Company reported record net income of $80.1 million, or $2.71 per diluted share. This compares to net income of $41.8 million, or $1.44 per diluted share, for the fourth quarter of 2019. Net income in the fourth quarter of 2020 included $6.4 million of after-tax impairment charges ($0.22 per diluted share), while 2019’s fourth quarter net income included $3.8 million of after-tax impairment charges ($0.13 per diluted share).

For the year ended December 31, 2020, the Company reported net income of $239.9 million, or $8.23 per diluted share, compared to net income of $127.6 million, or $4.48 per diluted share, in 2019. Net income in 2020 included $6.4 million of after-tax impairment charges ($0.22 per diluted share). Net income in 2019 included $3.8 million of after-tax impairment charges ($0.13 per diluted share) and $0.5 million of after-tax acquisition-related charges ($0.02 per diluted share).

Homes delivered in 2020’s fourth quarter reached an all-time quarterly record of 2,242, increasing 17% compared to 1,921 deliveries in 2019’s fourth quarter. Homes delivered for the twelve months ended December 31, 2020 increased 22% to a record 7,709 from 2019’s deliveries of 6,296. New contracts for 2020’s fourth quarter increased 27% to a fourth quarter record of 2,128 from 1,677 new contracts in 2019’s fourth quarter. For 2020, new contracts reached a record of 9,427, a 39% increase over 2019’s new contracts of 6,773. Homes in backlog increased 64% at December 31, 2020 to 4,389 units, with an all-time record sales value of $1.84 billion, a 74% increase over last year, and the average sales price in backlog increased 6% to $419,000. At December 31, 2019, the sales value of the 2,671 homes in backlog was $1.1 billion, with an average sales price of $396,000. M/I Homes had 202 active communities at December 31, 2020 compared to 225 a year ago. The Company’s cancellation rate was 10% in 2020’s fourth quarter and 11% for the year.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are extremely pleased with our fourth quarter results, capping off a tremendous year for M/I Homes with strong growth and record- setting financial achievements across the board. We nearly doubled our net income from 2019 resulting in a very strong return on equity of 22%. We also achieved a record level of new contracts, homes delivered and backlog sales value. Our 2020 results include an 87% increase in pre-tax income and an 84% improvement in diluted earnings per share, along with a 74% increase in our backlog sales value to a record $1.84 billion and record earnings in our financial services operations. Our gross margins were very strong, reaching 23.0% in the fourth quarter and 22.2% for the year – a 260 basis point improvement over 2019, and our pre-tax income percentage for the year improved 360 basis points to 10.2%. A number of factors drove these strong results, including low mortgage rates, increased home demand from younger buyers and the current undersupply of homes available. In addition, we also benefited from strong community locations, well-designed product and superb execution across our markets.”

“We ended the year with record-high shareholders’ equity of $1.3 billion, an increase of 25% from 2019 and book value per share of $44”, Mr. Schottenstein continued. “Our year-end cash balance was $261 million, with no borrowings on our $500 million credit facility and a homebuilding debt to capital ratio of 34%. Housing conditions are very good and, given the strength of our record backlog and strong competitive position across our markets, we are well positioned for another strong year in 2021.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through February 2022.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 127,650 homes. The Company’s homes are marketed and sold primarily under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes), and are also currently sold under the name Hans Hagen Homes in the Minneapolis/St. Paul, Minnesota market. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; and Charlotte and Raleigh, North Carolina.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions”, “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, integration of acquisitions, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (Unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
New contracts	2,128	1,677	9,427	6,773
Average community count	205	223	215	218
Cancellation rate	10%	13%	11%	13%
Backlog units	4,389	2,671	4,389	2,671
Backlog sales value	$1,836,907	$1,057,528	$1,836,907	$1,057,528
Homes delivered	2,242	1,921	7,709	6,296
Average home closing price	$389	$377	$381	$384

Homebuilding revenue:
Housing revenue	$872,814	$724,790	$2,939,962	$2,420,348
Land revenue	8,061	1,577	19,170	24,619
Total homebuilding revenue	$880,875	$726,367	$2,959,132	$2,444,967

Financial services revenue	25,552	15,783	87,013	55,323

Total revenue	$906,427	$742,150	$3,046,145	$2,500,290

Cost of sales - operations	689,245	594,373	2,361,367	2,005,222
Cost of sales - acquisition-related charges	—	—	—	639
Cost of sales - impairment	8,435	5,002	8,435	5,002
Gross margin	$208,747	$142,775	$676,343	$489,427
General and administrative expense	53,784	41,706	177,547	147,954
Selling expense	52,041	45,234	179,535	154,384
Operating income	$102,922	$55,835	$319,261	$187,089
Equity in income from joint venture arrangements	(159)	(193)	(466)	(311)
Interest expense	1,230	4,749	9,684	21,375
Income before income taxes	$101,851	$51,279	$310,043	$166,025
Provision for income taxes	21,768	9,499	70,169	38,438
Net income	$80,083	$41,780	$239,874	$127,587

Earnings per share:
Basic	$2.78	$1.48	$8.38	$4.58
Diluted	$2.71	$1.44	$8.23	$4.48

Weighted average shares outstanding:
Basic	28,776	28,297	28,610	27,846
Diluted	29,507	29,049	29,152	28,475

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	December 31,
	2020	2019
Assets:
Total cash, cash equivalents and restricted cash	$260,810	$6,083
Mortgage loans held for sale	234,293	155,244
Inventory:
Lots, land and land development	868,288	858,065
Land held for sale	4,623	5,670
Homes under construction	898,966	756,998
Other inventory	144,731	148,774
Total Inventory	$1,916,608	$1,769,507

Property and equipment - net	26,612	22,118
Operating lease right-of-use assets	52,291	18,415
Goodwill	16,400	16,400
Investments in joint venture arrangements	34,673	37,885
Deferred income tax asset	6,183	9,631
Other assets	95,175	70,311
Total Assets	$2,643,045	$2,105,594

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2021 - net	$—	$298,988
Senior notes due 2025 - net	247,613	247,092
Senior notes due 2028 - net	394,557	—
Notes payable - homebuilding	—	66,000
Notes payable - other	4,072	5,828
Total Debt - Homebuilding Operations	$646,242	$617,908

Notes payable bank - financial services operations	225,634	136,904
Total Debt	$871,876	$754,812

Accounts payable	185,669	125,026
Operating lease liabilities	52,474	18,415
Other liabilities	274,328	203,864
Total Liabilities	$1,384,347	$1,102,117

Shareholders’ Equity	1,258,698	1,003,477
Total Liabilities and Shareholders’ Equity	$2,643,045	$2,105,594

Book value per common share	$43.68	$35.35
Homebuilding debt / capital ratio(1)	34%	38%

(1)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Cash (used in) provided by operating activities	$(28,892)	$64,654	$168,334	$65,631
Cash used in investing activities	$(2,543)	$(1,884)	$(33,870)	$(27,594)
Cash provided by (used in) financing activities	$89,733	$(90,138)	$120,263	$(53,483)

Land/lot purchases	$148,126	$73,619	$414,950	$332,057
Land development spending	$95,732	$82,839	$318,336	$268,347
Land sale revenue	$8,061	$1,577	$19,170	$24,619
Land sale gross profit	$738	$(32)	$989	$498

Financial services pre-tax income	$14,821	$6,420	$50,468	$23,699

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income	$80,083	$41,780	$239,874	$127,587
Add:
Provision for income taxes	21,768	9,499	70,169	38,438
Interest expense, net of interest income	333	3,727	6,168	17,515
Interest amortized to cost of sales	9,559	8,802	32,686	29,411
Depreciation and amortization	4,564	4,154	17,578	15,950
Non-cash charges	10,313	6,762	16,685	10,848
Adjusted EBITDA	$126,620	$74,724	$383,160	$239,749

M/I Homes, Inc. and Subsidiaries
Non-GAAP Reconciliation (1)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019
Income before income taxes	$101,851	$51,279	$310,043	$166,025
Add: Impairment (2)	8,435	5,002	8,435	5,002
Add: Acquisition-related charges (3)	—	—	—	639
Add: Stucco-related charges (4)	860	—	860	—
Adjusted income before income taxes	$111,146	$56,281	$319,338	$171,666

Net income	$80,083	$41,780	$239,874	$127,587
Add: Impairment - net of tax (2)	6,411	3,802	6,411	3,802
Add: Acquisition-related charges - net of tax (3)	—	—	—	486
Add: Stucco-related charges - net of tax (4)	654	—	654	—
Adjusted net income	$87,148	$45,582	$246,939	$131,875

Impairment - net of tax (2)	$6,411	$3,802	$6,411	$3,802
Acquisition-related charges - net of tax (3)	$—	$—	$—	$486
Stucco-related charges - net of tax (4)	$654	$—	$654	$—

Divided by: Diluted weighted average shares outstanding	29,507	29,049	29,152	28,475

Diluted earnings per share related to impairment (2)	$0.22	$0.13	$0.22	$0.13
Diluted earnings per share related to acquisition-related charges (3)	—	—	—	0.02
Diluted earnings per share related to stucco-related charges (4)	0.02	—	0.02	—

Add: Diluted earnings per share	2.71	1.44	8.23	4.48

Adjusted diluted earnings per share	$2.95	$1.57	$8.47	$4.63
(1)    We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.
(2)    Represents the related charges divided by diluted weighted average shares outstanding during the respective period as presented in the Summary Statement of Income.
(3)    Represents purchase accounting adjustments related to our acquisition of Pinnacle Homes in Detroit, Michigan on March 1, 2018.
(4)    Represents charges for stucco-related repair costs taken in certain of our Florida communities.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2020	2019	Change	2020	2019	Change
Northern	792	655	21%	3,743	2,695	39%
Southern	1,336	1,022	31%	5,684	4,078	39%
Total	2,128	1,677	27%	9,427	6,773	39%

	HOMES DELIVERED
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2020	2019	Change	2020	2019	Change
Northern	881	743	19%	3,071	2,482	24%
Southern	1,361	1,178	16%	4,638	3,814	22%
Total	2,242	1,921	17%	7,709	6,296	22%

	BACKLOG
	December 31, 2020			December 31, 2019
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,815	$792	$436,000	1,143	$495	$433,000
Southern	2,574	$1,045	$406,000	1,528	$563	$368,000
Total	4,389	$1,837	$419,000	2,671	$1,058	$396,000

	LAND POSITION SUMMARY
	December 31, 2020			December 31, 2019
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	6,786	7,801	14,587	6,857	6,207	13,064
Southern	10,013	14,909	24,922	7,809	12,386	20,195
Total	16,799	22,710	39,509	14,666	18,593	33,259